SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
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NATIONAL INTERSTATE CORPORATION

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3250 Interstate Drive
Richfield, Ohio 44286

Notice of Annual Meeting of Shareholders
and Proxy Statement
To Be Held On April 28, 2011

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Thursday, April 28, 2011 at 9:00 AM, Eastern Daylight Saving Time, at 3250 Interstate Drive, Richfield, Ohio. At the meeting, we will report on our operations and you will have an opportunity to meet our directors and executives.

This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you more about the agenda and procedures for the meeting. It also describes how our Board of Directors operates, provides information about the director candidates and discusses our executive compensation information.

All shareholders are important to us. We want your shares to be represented at the meeting and urge you to vote by promptly returning a properly completed proxy form.

Sincerely,

David W. Michelson
President and Chief Executive Officer

Richfield, Ohio
March 28, 2011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF NATIONAL INTERSTATE CORPORATION

Date:	Thursday, April 28, 2011

Time:	9:00 AM Eastern Daylight Saving Time

Place:	3250 Interstate Drive Richfield, Ohio 44286

Purpose:	1. Elect as directors five Class I nominees named in the proxy statement and recommended by the Board of Directors

2. Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm

3. Advisory vote on the approval of executive compensation (Say on Pay)

4. Advisory vote on the frequency of shareholder votes on executive compensation (Say When on Pay)

5. Conduct other business if properly raised

Record Date:	February 28, 2011—Shareholders registered in our records or our agents’ records on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of this Proxy Statement and accompanying proxy form is March 28, 2011.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on April 28, 2011:

The proxy statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2010 are available at our “Investor Relations” internet website at http://invest.natl.com

Your vote is important

Whether or not you attend the meeting, you may vote by mailing a signed proxy form, which is the bottom portion of the enclosed perforated form. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy in writing at any time before the vote is taken at the meeting by submitting a later-dated proxy form.

We make available, free of charge on our website, all of our filings that are made electronically with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our investor relations website (http://invest.natl.com) and click on the “Financial Information” tab at the right. Copies of our Annual Report on Form 10-K for the year ended December 31, 2010, including financial statements and schedules thereto, filed with the Securities and Exchange Commission, are also available without charge to shareholders upon written request addressed to:

Gary N. Monda
Vice President
National Interstate Corporation
3250 Interstate Drive
Richfield, Ohio 44286

GENERAL INFORMATION

This statement is furnished in connection with the solicitation of proxies for use at our Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Daylight Saving Time, on Thursday, April 28, 2011, at 3250 Interstate Drive, Richfield, Ohio 44286, and at any adjournment thereof. This statement, our Annual Report to Shareholders for the fiscal year ended December 31, 2010, and the accompanying proxy will be sent to shareholders on or about March 28, 2011.

Record Date; Shares Outstanding

As of February 28, 2011, the record date for determining shareholders entitled to notice of and to vote at the meeting, we had 19,441,868 shares of common stock deemed outstanding and eligible to vote, which excludes 2,510,000 shares owned by one of our subsidiaries. Under Ohio law, shares held by subsidiaries are not entitled to vote and are therefore not considered to be outstanding for purposes of the meeting. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted on at the meeting.

Cumulative Voting

Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees, as the shareholder desires. Nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to our Secretary not less than 48 hours before the meeting.

Proxies and Voting Procedures

Solicitation of proxies through the mail, in person and otherwise, is conducted by management at the direction of our Board of Directors, without additional compensation. We will pay all costs of soliciting proxies. In addition, we will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons at our expense.

Registered shareholders may vote by completing a proxy form and mailing it to our transfer agent and proxy tabulator, Computershare. To vote, shareholders should complete and sign the bottom portion of the proxy form and return only that portion to the proxy tabulator.

Shareholders whose shares are held in the name of a broker, bank or other nominee should refer to the proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available to them. If you hold your shares through a bank, broker or other nominee in “street name” but you do not provide the firm that holds your shares with specific voting instructions, it will only be allowed to vote your shares on your behalf in its discretion on “routine” matters, but it cannot vote your shares in its discretion on your behalf on any “non-routine” matter. Proposal 1 relating to the election of five directors nominated by the Board of Directors, Proposal 3 relating to the approval of executive compensation and Proposal 4 relating to the frequency of shareholder votes on executive compensation are considered “non-routine” matters and Proposal 2 relating to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered a “routine” matter. Therefore, you must give specific instructions to your broker for your shares to be voted at the Annual Meeting on the election of directors and, the advisory votes relating to our executive compensation and the frequency of shareholder votes on executive compensation. If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted “FOR” the electon of the five nominees recommended by our Board of Directors, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and “FOR” the approval of the advisory resolution regarding executive compensation. Proxy cards with no vote on the frequency of shareholder votes on executive compensation (Proposal 4) will be treated as an abstention. Proxy cards indicating an abstention from voting on a particular matter will not be counted as a vote for that matter, but the shares will be included as part of the shares making up the quorum, and accordingly the abstention will have the same practical effect as a vote against that matter insofar as the vote required is a percentage of the quorum.

The authority solicited by this Proxy Statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

A shareholder may revoke a prior proxy by writing to our Secretary at our principal offices or by properly executing and delivering a proxy bearing a later date. In addition, persons attending the meeting in person may withdraw their proxies at the meeting and then vote in person.

With respect to Proposal No. 1, the five nominees who receive the greatest number of votes will be elected. If the shareholders do not ratify the appointment of our auditors under Proposal No. 2 we will take that fact into consideration, but may, nevertheless, retain the independent registered public accounting firm recommended by our Board and Audit Committee. With respect to Proposal Nos. 3 and 4, the votes will be taken under advisement.

Adjournment and Other Matters

Approval of a motion for adjournment or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. We know of no other matters to be presented at the meeting other than those stated in this document.

MATTERS TO BE CONSIDERED

Proposal No. 1 Elect Five Directors

The Board of Directors oversees our management on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the president and chief executive officer, setting the scope of their authority to manage our business day-to-day and evaluating management’s performance.

Our Board of Directors is currently comprised of nine directors divided into two classes. Each director serves for a two-year term, with Class I directors elected in odd numbered years and Class II directors elected in even numbered years. The term for our Class I directors expires at this year’s Annual Meeting of Shareholders. Joseph E. (Jeff) Consolino, Theodore H. Elliott, Jr., Gary J. Gruber, Donald D. Larson and David W. Michelson are our current Class I directors. Keith A. Jensen, Vito C. Peraino, Joel Schiavone and Alan R. Spachman are our current Class II directors. James C. Kennedy, a former Class II director, retired from our Board of Directors effective October 29, 2010 and Mr. Peraino was appointed to the position vacated by Mr. Kennedy. During 2010, the entire Board of Directors met eight times. We expect our directors to attend the Annual Meeting of Shareholders and all of our directors attended the Annual Meeting of Shareholders held on April 28, 2010. No director attended fewer than 75 percent of the aggregate number of meetings of the Board and Board committees on which he served, with the exception of Mr. Schiavone. Due to circumstances beyond his control, Mr. Schiavone was able to attend only 70 percent of the aggregate number of meetings of the Board and Board committees on which he served during 2010.

After considering all relevant facts and circumstances, including those described under “Certain Relationships and Related Transactions” beginning on page 33 of this Proxy Statement, our Board of Directors has determined that three of our current nine directors, Mr. Consolino, Mr. Elliott and Mr. Schiavone, are “independent” in accordance with Nasdaq Global Select Market listing standards and Securities and Exchange Commission regulations. We are not required to have a majority of independent directors on our Board as would otherwise be required by the rules of the Nasdaq Global Select Market because of the “controlled company” exemption from these rules that applies to companies where more than 50% of the voting power for the election of directors is held by an individual, a group or another company. As described elsewhere in this Proxy Statement, Great American Insurance Company holds approximately 53% of our voting power for the election of directors.

Our Board of Directors, acting on the advice of its Nominating/Governance Committee, has nominated five individuals to hold office until the 2013 Annual Meeting of Shareholders or until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by our Board of Directors but, in any event, no proxy may be voted for more than five nominees. The five nominees who receive the greatest number of votes will be elected.

Following are the nominees for election as Class I members of the Board of Directors and Class II directors, a description of the business experience of each nominee and director and the names of other publicly-held companies for which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s or director’s specific experience, qualifications, attributes and skills that led our Board to the conclusions that the nominee or director should serve as a director at this time, the Board also believes that all of our nominees and directors are individuals of substantial accomplishment with demonstrated leadership capabilities. Each of our nominees and directors also has the following personal characteristics: integrity, commitment, independence of thought, judgment essential for effective decision making and the ability and willingness to dedicate the necessary time, energy and attention to prepare for, attend and participate in meetings of the Board and its committees.

The nominees for election as Class I members of the Board of Directors are:

Joseph E. (Jeff) Consolino Director since May 2006	Mr. Consolino is president and chief financial officer of Validus Holdings, Ltd., a Bermuda-based property and casualty reinsurance company. Prior to joining Validus in March 2006, Mr. Consolino served as a managing director in Merrill Lynch’s investment banking division. Mr. Consolino also currently serves as a director of AmWINS Group, Inc., a wholesale insurance brokerage based in Charlotte, North Carolina. While at Merrill Lynch, Mr. Consolino specialized in insurance company advisory and financing transactions and led the underwriting of our initial public offering, which provided him with specific experience related to our operations. We believe that Mr. Consolino’s experience serving as chief financial officer for both a property and casualty insurance company group and a publicly-traded holding company and his nineteen years of experience in insurance-related financial matters give him unique qualifications to serve as a member of our Board. Mr. Consolino is the Chair of the Audit Committee and a member of the Compensation Committee.
Theodore H. Elliott, Jr. Director since 1989	Since 1981, Mr. Elliott has been in the venture capital business as the chairman of Prime Capital Management Company, Inc. and as a private investor. Prime Capital was one of our founding investors in 1989. Mr. Elliott’s service as a director for us for the past twenty-two years gives him historical perspective and experience with us that is of value to us in a Board member. Prior to Prime Capital Management, Mr. Elliott was vice president of General Electric’s venture capital subsidiary. Mr. Elliott is an attorney and a Chartered Financial Analyst with over fifty years of investment banking and venture capital experience. We believe Mr. Elliott’s public company board experience and knowledge of our operations make him uniquely qualified to serve as a member of our Board. Mr. Elliott is a member of the Audit and Compensation Committees.

Gary J. Gruber Director since April 1991	Mr. Gruber serves as executive vice president of Great American Insurance Company, our largest shareholder. Mr. Gruber joined Great American Insurance Company in 1977 and has held a variety of financial, management and officer positions since 1983. Mr. Gruber has served as a director of Great American Insurance Company since 1993, is a certified public accountant and has over thirty-three years of experience with property and casualty insurance operations, financial statements, loss reserving, reinsurance and investments. We believe that Mr. Gruber’s extensive executive management and board experience with property and casualty insurance operations provide him with specific skills and knowledge that we value for service as our Board member. Mr. Gruber is the Chair of the Nominating/Governance Committee.
Donald D. Larson Director since April 1991	Mr. Larson was named president and chief operating officer of Great American Property & Casualty Insurance Group in 2010. Prior to being named president, Mr. Larson served as executive vice president and president, specialty group, for the Great American Property and Casualty Insurance Group since 1999. Mr. Larson joined American Financial Group, Inc., parent of our largest shareholder, in 1973 and Great American Insurance Company, our largest shareholder, in 1981. Mr. Larson has served as a director of Great American Insurance Company since 1988. Additionally, Mr. Larson served as our Chairman from 1993 until 2004. Mr. Larson holds both a Certified Public Accountant license and a Chartered Property and Casualty Underwriter professional designation and has over thirty-one years of experience in the property and casualty insurance industry. We believe that Mr. Larson’s prior service as our Chairman and executive management experience, specifically as it relates to our industry, make him uniquely qualified to serve as a member of our Board. Mr. Larson is the Chair of the Compensation Committee and a member of the Nominating/Governance and Steering Committees.
David W. Michelson Director since October 2009	Mr. Michelson became our President and Chief Executive Officer effective January 1, 2008. Prior to being named Chief Executive Officer, Mr. Michelson served as our President and Chief Operating Officer during 2007. He has held several other positions during his initial employment with us from 1992-1998 and since rejoining us in 1999, including serving as our Senior Vice President and Executive Vice President. Mr. Michelson holds an Associate in Research and Planning professional designation and has over thirty-two years of insurance industry experience including management of all departments and facets of our company and through serving in various positions at Reliance Insurance Company, Liberty National Fire and Progressive Corporation. Mr. Michelson’s service as our Chief Executive Officer, and his experience as it relates to us and the property and casualty industry as a whole provide him with skills and knowledge that qualify him to serve on our Board.

Our Board of Directors recommends that shareholders vote FOR the election of the five Class I nominees as directors.

Below is information about our Class II directors:

Keith A. Jensen Director since April 2000	Mr. Jensen has served as senior vice president of American Financial Group, Inc., parent of our largest shareholder, since 1999 and was named its chief financial officer in January 2005. Mr. Jensen joined the Great American Insurance Group in 1999 as senior vice president and chief financial officer and was promoted to executive vice president in 2004. Mr. Jensen has served on the Board of Directors of Great American Insurance Company, our largest shareholder, since 1999. Before working with American Financial Group, Inc., Mr. Jensen was a partner with Deloitte & Touche LLP, where he served several insurance company clients. We believe that Mr. Jensen’s extensive public accounting experience as well as his experience serving as chief financial officer for both a property and casualty insurance company group and a publicly-traded holding company give him unique qualifications to serve as a member of our Board. Mr. Jensen is a member of the Compensation Committee and Steering Committee.
Vito C. Peraino Director since October 2010	Mr. Peraino has been senior vice president of Great American Insurance Company, our largest shareholder, since 2002 and assistant general counsel of Great American Insurance Company since 2004. Since joining Great American Insurance Company in 1999, Mr. Peraino has held various executive claims management positions. Additionally, Mr. Peraino spent several years in private practice and has represented various insurance industry entities as an attorney since 1981. We believe that Mr. Peraino’s industry experience, his insurance claims specific experience, and legal background provide him with the qualifications and characteristics we value in a Board member. Mr. Peraino is a member of the Nominating/Governance Committee.
Joel Schiavone Director from January 1989 until December 1989 and then re-elected in 2001	Since 1999, Mr. Schiavone has been the managing partner of several privately-held New Haven Connecticut based real estate companies. Prior to that, Mr. Schiavone was the owner and chief executive officer of Schiavone Corporation, a holding company for a variety of investments. Mr. Schiavone has experience owning two transportation companies, which provides him with personal and professional experience related to our business, as well as past public company director experience. In addition to his experience, his service on our Board for over eleven years provides him with extensive knowledge about us and our business. Mr. Schiavone is a member of the Audit, Nominating/Governance and Steering Committees.

Alan R. Spachman Director since 1989	Mr. Spachman is our founder, and has served as Chairman since 2004. This provides him with unique qualifications to serve on our Board and as Chairman. In addition to being our founder and Chairman for the last several years, Mr. Spachman served as the chief executive since our inception in 1989 through 2007. From 1984 to 1988, Mr. Spachman was a senior vice president at Progressive Corporation, where he initiated its passenger transportation insurance business. Since 2008, Mr. Spachman has been president and owner of Belmont Insurance Services, LLC, an independent insurance agency. In addition to his more than twenty-six years of insurance industry experience, Mr. Spachman previously served in various labor relations and human resource management positions with Collins and Aikman, Inc. and Frito-Lay, Inc. Mr. Spachman is the Chair of the Steering Committee.

Proposal No. 2 Ratification of Our Independent Registered Public Accounting Firm

Our Audit Committee Charter provides that the Audit Committee shall recommend annually to the Board of Directors the appointment of an independent registered public accounting firm to serve as auditors. In April 2011, the Audit Committee expects to recommend the appointment of Ernst & Young LLP to serve as auditors for the year ending December 31, 2011. Ernst & Young LLP (or its predecessor) has served as our independent registered public accounting firm since our formation in 1989.

Both our Board of Directors and Audit Committee would like to know the opinion of shareholders regarding the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2011. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, our Audit Committee and Board of Directors will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young LLP. We may also engage a different independent registered public accounting firm at any time during the year if our Audit Committee and Board of Directors determine that such a change would be in our best interests.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2010 and December 31, 2009, and fees billed for other services rendered by them during these periods.

	2010	2009

Audit fees (1)	$1,009,325	$780,325
Audit-related fees (2)	175,100	34,368
Tax fees (3)	39,668	44,713
All other fees (4)	2,125	2,125

Total	$1,226,218	$861,531

(1)	Ernst & Young LLP’s aggregate fees for services related to the audits of the U.S. generally accepted accounting principles financial statements, statutory insurance company audits, reviews of Securities and Exchange Commission filings and for quarterly reviews, inclusive of the required standalone statutory audit of Vanliner Insurance Company.
(2)	Ernst & Young LLP’s audit-related fees relate to services associated with the Vanliner acquisition, primarily assurance services including purchase accounting and the related valuation procedures, as well as consultation on our Internal Revenue Code Section 338(h)(10) election.
(3)	Ernst & Young LLP’s tax fees relate primarily to tax consulting services and the review of federal and state tax returns.
(4)	All other fees are related to an EYOnline subscription, which we use to conduct financial research.

Representatives of Ernst & Young LLP are expected to be at the meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

Our Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

Proposal No. 3 Advisory vote on the approval of executive compensation (Say on Pay)

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), you are entitled to vote to approve our executive compensation for our executive officers. This is commonly known as “Say on Pay.” According to the Dodd-Frank Act, Say on Pay shareholder votes are advisory only votes and are not binding on us or our Board of Directors. Although the vote is non-binding, we and our Board of Directors value the opinion of our shareholders and will consider your votes when making executive compensation decisions in the future.

As explained more fully in the Compensation Discussion and Analysis beginning on page 12, our executive compensation philosophy seeks to recognize the importance of our executive officers to our overall success. Our compensation program objectives are:

•	to attract and retain talented individuals,

•	to motivate our executive team to achieve our overall goals and objectives,

•	to reward our excellent performers and

•	to align the interests of our key managers with those of our shareholders.

Our executive compensation program is comprised of annual base salary, annual cash incentive bonuses and long term incentive awards. We strive to maintain a compensation system that is internally equitable and externally competitive. We seek to encourage and reward performance by our executive officers that achieves or exceeds our financial and operational performance goals, without encouraging excessive risk taking that could be detrimental to our shareholders.

We believe our compensation program principles have been effective because in 2010 we:

•	increased book value per share by 13.7%

•	exceeded our overall sales plan objective of $400 million

•	completed our first major acquisition with the purchase of Vanliner Insurance Company

•	maintained our group A.M. Best rating of “A” (Excellent)

•	finished the year with a combined ratio below our corporate objective of 96%

We believe that our executive compensation appropriately compensates and rewards our executive officers for their significant roles in these achievements. Accordingly, although the votes of shareholders on this proposal are non-binding and advisory, we are asking our shareholders to indicate their support for our overall executive compensation philosophy and practices.

Our Board of Directors recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the shareholders of National Interstate Corporation approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s 2011 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which includes the Compensation Discussion and Analysis, the compensation tables and related narrative discussion).”

Proposal No. 4 Advisory vote on the frequency of shareholder votes on executive compensation (Say When on Pay)

The Dodd-Frank Act also contains a provision enabling shareholders to indicate how often they believe we should seek an advisory vote on executive compensation in our proxy statements. This is also referred to as “Say When on Pay” or “the frequency vote.” By voting on Say When on Pay, shareholders may specify whether they would prefer to vote on the compensation of our executive officers every year, every two years or every three years. Shareholders may also abstain from voting on the frequency vote.

Our Board has decided that it will not make a recommendation on how shareholders should vote on Say When on Pay, but it is interested in understanding the shareholder opinion on this issue. Although the shareholder vote is advisory and non-binding on us, our Board will consider the vote of shareholders when deciding how often a Say on Pay proposal will be made.

PRINCIPAL SHAREHOLDERS

The following shareholders are the only persons known by us to beneficially own 5% or more of our outstanding common shares as of February 28, 2011:

	Common Shares	Percent of	Percent of Voting
Name and Address of Beneficial Owner	Held (1)	Class	Power (2)

Great American Insurance Company	10,200,000	46.5%	52.5%
580 Walnut Street Cincinnati, Ohio 45202
T. Rowe Price Associates, Inc. (3)	1,942,550	8.8%	10.0%
100 E. Pratt Street Baltimore, Maryland 21202
Alan R. Spachman (4)	1,589,525	7.2%	8.2%
c/o National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. The table also includes the number of common shares that may be acquired pursuant to options that are currently exercisable or will be exercisable within 60 days of February 28, 2011.
(2)	Does not include 2,510,000 common shares held by our subsidiary, National Interstate Insurance Company. Under Ohio law, shares held by an issuer’s wholly-owned subsidiary do not have voting rights and are not counted for quorum purposes.
(3)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on March 10, 2010. T. Rowe Price Associates, Inc. has sole voting power with respect to 704,050 of these shares and has sole dispositive power with respect to all of these shares. These securities are owned by various individuals and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc., which owns 1,234,700 shares, representing 6.3% of the shares outstanding. T. Rowe Price Associates, Inc. serves as investment adviser with the power to direct investments and/or sole power to vote the securities, however, Price Associates expressly disclaims beneficial ownership of such securities.
(4)	Mr. Spachman has sole voting power and sole dispositive power with respect to all of these shares. In addition to the amount listed in the table above, Mr. Spachman is the beneficiary, but not the trustee, of the Alan R. Spachman GRAT No. 1 and the Alan R. Spachman GRAT No. 2, which currently hold 500,000 and 320,475 common shares, respectively. Mr. Spachman does not have voting or dispositive power with respect to these 820,475 shares.

MANAGEMENT

The table below provides information regarding our directors and executive officers as of February 28, 2011. There are no family relationships among any of our directors or executive officers.

			Director or
			Executive Officer
Name	Age	Position	Since

David W. Michelson (1)	53	Director, President and Chief Executive Officer	1992
Julie A. McGraw	47	Vice President, Treasurer and Chief Financial Officer	2006
Terry E. Phillips	61	Senior Vice President	1999
Gary N. Monda	54	Vice President and Chief Investment Officer	1999
Arthur J. Gonzales	51	Vice President, General Counsel and Secretary	2009
Alan R. Spachman (9)	63	Chairman of the Board	1989
Joseph E. (Jeff) Consolino (3)(6)	44	Director	2006
Theodore H. Elliott, Jr. (2)(3)	75	Director	1989
Gary J. Gruber (8)	55	Director	1991
Keith A. Jensen (3)(5)	60	Director	2000
Vito C. Peraino (4)	54	Director	2010
Donald D. Larson (4)(5)(7)	59	Director	1991
Joel Schiavone (2)(4)(5)	74	Director	2001

(1)	David W. Michelson was initially employed by us in 1992 through 1998 and rejoined us in 1999.
(2)	Member of the Audit Committee
(3)	Member of the Compensation Committee
(4)	Member of the Nominating/Governance Committee
(5)	Member of the Steering Committee
(6)	Chair of the Audit Committee
(7)	Chair of Compensation Committee
(8)	Chair of Nominating/Governance Committee
(9)	Chair of the Steering Committee

For biographical information concerning the directors and nominees for director, including our President and Chief Executive Officer, Mr. Michelson, please see pages 3-6.

Julie A. McGraw has served as our Vice President, Treasurer and Chief Financial Officer since January 2006. Prior to joining us, Ms. McGraw held various positions at HMI Industries Inc. from 1996 to 2006, including vice president and chief financial officer/treasurer. Additionally, Ms. McGraw held various financial management positions at Moen Inc. and Isolab Inc. and worked for five years at the public accounting firm of Price Waterhouse.

Terry E. Phillips has served as our Senior Vice President since May 2006. Mr. Phillips has held other executive positions with our subsidiary, National Interstate Insurance Company, including Vice President, Claims, since 1999. Prior to joining us, Mr. Phillips was senior vice president for Continental National Indemnity from 1989 to 1999. Mr. Phillips previously served in both management and claims capacities for Midwestern Group, USF&G and TransAmerica Group Insurance Companies.

Gary N. Monda has served as our Vice President and Chief Investment Officer since January 2006 and was previously our Vice President and Chief Financial Officer since 1999. Prior to joining us, Mr. Monda served the insurance industry as vice president, strategic planning, for Victoria Financial Corporation and held various financial and general management positions with Progressive Corporation over a period of fifteen years. Mr. Monda also worked for four years at the public accounting firm of Ernst & Young LLP.

Arthur J. Gonzales has served as our Vice President, General Counsel and Secretary since February 2009. Prior to joining us, Mr. Gonzales served as executive vice president and general counsel of J. and P. Holdings, Inc. and its insurance subsidiaries from 2005 to 2008 and held various positions at Vesta Shelby Select Insurance Companies from 1998 to 2005, including senior vice president, general counsel and secretary. Additionally, Mr. Gonzales served as corporate counsel for Anthem Shelby Insurance Companies, served as a judicial clerk for the Third District Court of Appeals of Ohio for five years and worked in private practice.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and the holders of more than 10% of our common shares to file reports with the Securities and Exchange Commission. Such reports include initial reports of ownership of our common shares and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

Based on our review of the filings of our executive officers, directors and 10% shareholders, we believe that all of our executive officers, directors and 10% shareholders complied with all filing requirements applicable to them with respect to transactions during fiscal year 2010.

Securities Ownership

The following table sets forth information, as of February 28, 2011, concerning the beneficial ownership of our equity securities by our current directors, the executive officers in the Summary Compensation Table and by all of our directors and executive officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of our equity securities outstanding at February 28, 2011. Unless otherwise indicated, beneficial ownership of the equity securities held by each individual consists of sole voting power and sole investment power or of voting power and investment power that is shared with the individual’s spouse or family member.

	Number of		Voting
Name of Beneficial Owner	Shares (1)	Percent	Power (2)

David W. Michelson (3)	269,039	1.2%	1.4%
Julie A. McGraw	40,000	*	*
Terry E. Phillips	121,000	*	*
Gary N. Monda	82,600	*	*
Arthur J. Gonzales	16,000	*	*
Alan R. Spachman	1,589,525	7.2%	8.2%
Joseph E. (Jeff) Consolino	5,710	*	*
Theodore H. Elliott, Jr.	145,200	*	*
Gary J. Gruber	1,000	*	*
Keith A. Jensen	500	*	*
Donald D. Larson	1,000	*	*
Vito C. Peraino	1,000	*	*
Joel Schiavone	89,350	*	*

Directors and executive officers as a group (13 people)	2,361,924	10.6%	12.0%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. The table also includes the number of common shares that may be acquired pursuant to options that are currently exercisable or will be exercisable within 60 days of February 28, 2011 (Michelson—80,000; McGraw—39,800; Phillips—73,000; Monda—35,000; Gonzales—16,000). Mr. Schiavone and Mr. Elliott have 89,350 and 145,200 shares pledged as security, respectively.
(2)	Does not include 2,510,000 common shares held by our subsidiary, National Interstate Insurance Company. Under Ohio law, shares held by an issuer’s wholly-owned subsidiary do not have voting rights and are not counted for quorum purposes.
(3)	Mr. Michelson’s number of shares includes 88,500 shares of service-based restricted stock, in which he has sole voting power.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our Compensation Committee establishes and implements our compensation policies and programs for our executive officers. Although this Compensation Discussion and Analysis will focus on our policies and programs as they relate to our executive officers, it is also intended to give our shareholders a general overview of our compensation strategies.

The Compensation Committee of the Board of Directors (the “Compensation Committee” or “Committee”) consists of four directors, Joseph E. (Jeff) Consolino, Theodore H. Elliott, Jr., Keith A. Jensen and Donald D. Larson, none of whom is an employee of ours or any of our subsidiaries. Mr. Larson and Mr. Jensen are officers of Great American Insurance Company, our majority shareholder and its parent corporation, American Financial Group, Inc., respectively. For this reason, certain performance-based compensation, such as stock option awards, must be approved by the independent members of the Compensation Committee in order to comply with Section 162(m) of the Internal Revenue Code. The Committee’s functions include reviewing and making recommendations to the Board of Directors with respect to our executive compensation policies and programs. For a more complete discussion of the Committee’s responsibilities, see the discussion in the section titled “Corporate Governance, Committee Descriptions and Reports—Compensation Committee” in this Proxy Statement beginning on page 31. The Committee has the exclusive authority to approve bonuses, award salary adjustments and grant awards to our executive officers under our Long Term Incentive Plan. Prior to making compensation decisions with respect to our executive officers, the Committee takes into account the recommendations of our Chief Executive Officer and our other Board members. The Committee has not engaged any compensation consultant or other outside advisor to assist the Committee.

This report contains management’s discussion and analysis of the compensation awarded to, earned by, or paid to the following executive officers (the “Named Executive Officers”):

David W. Michelson	President and Chief Executive Officer
Julie A. McGraw	Vice President, Treasurer and Chief Financial Officer
Terry E. Phillips	Senior Vice President
Gary N. Monda	Vice President and Chief Investment Officer
Arthur J. Gonzales	Vice President, General Counsel and Secretary

Our Compensation Philosophy

Our compensation and benefits programs recognize the importance of our executive officers to our overall success. The objectives of our compensation program are simple:

•	to attract and retain talented individuals,

•	to motivate our executive team to achieve our overall goals and objectives,

•	to reward our excellent performers and

•	to align the interests of our key managers with those of our shareholders.

We strive to maintain a compensation system that is internally equitable and externally competitive. The Compensation Committee reviews and approves the compensation package of each executive officer, including our Chief Executive Officer. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our other executive officers.

Our compensation program for all officers, including executive officers, has three principal components:

•	annual base salary,

•	annual cash incentive bonuses and

•	long term incentive (equity) awards.

Our “management by objective” philosophy requires each executive officer, along with all of our other employees, to set specific, measurable objectives at the beginning of each calendar year. Examples of objectives for our Named Executive Officers include the development and implementation of strategic initiatives, the completion of important corporate or departmental projects by targeted dates, process improvements for operating workflow or specific employment related matters concerning the management of our business units and products and the development of management personnel. These individual objectives are based on market competitiveness and the Named Executive Officer’s relative impact on our financial and underwriting results.

We primarily determine base salaries by an analysis of relevant market data by our Human Resources department and by working with our Chief Executive Officer and other members of senior management. As described in more detail below, we set Mr. Michelson’s base salary in his employment agreement. We primarily design base salaries to recognize an individual employee’s regular commitment to his or her job and the achievement of specific individual objectives.

We use annual cash incentive bonuses to encourage each employee to reach, or to assist us in reaching, specific, measurable individual and/or corporate objectives. Our incentive programs reward all levels of eligible employees for their contributions toward meeting our written premium growth and underwriting profit objectives. We maintain two primary annual incentive plans: (1) our Management Bonus Plan and its predecessor program, historically reserved for our key managers representing approximately 8% of our employee base and (2) our Goalshare program in which every other employee (except for certain salespersons) participates. Specific sales positions are eligible for sales bonuses outside of either the Management Bonus Plan or Goalshare program. We believe these plans give our employees a sense of ownership and interest in our company. To encourage a continuing relationship with us, bonuses under our annual incentive bonus programs are subject to a multi-year payout, considered earned when paid and the individual must be actively employed on the date of payment to receive the bonus.

We reserve awards under our Long Term Incentive Plan for our officers, including officers of our subsidiaries. With the exception of awards made in connection with our initial public offering completed in February 2005, we have historically only granted such awards in connection with an officer’s initial hire or promotion. These awards are designed to align the interests of our officers with the interests of our shareholders. Prior to 2007, when Mr. Michelson was granted a restricted share award upon his promotion to President, all of these awards had been in the form of stock options. Our stock option awards only have value if the share price of our stock increases over the price at the date of the officer’s hire or promotion, which is the grant date unless a higher price is established at the discretion of the Compensation Committee. No options were awarded to any Named Executive Officer during 2010. Similar to our annual cash incentive bonus programs, our long term incentive awards have the additional benefit of encouraging an employee to continue his or her employment relationship with us as these awards typically vest over a multi-year period.

A primary objective of our compensation and benefits programs is to encourage and reward performance by our Named Executive Officers that achieves or exceeds our financial and operational performance goals, without encouraging the taking of excessive risks that could be detrimental to the interests of our shareholders. Overall, the Committee does not believe that any aspect of our compensation program encourages the Named Executive Officers to take unnecessary and excessive risks.

The discussion below further describes the main elements of compensation paid to our executive officers.

Specific Elements of Our Compensation Program

Annual Base Salaries. We establish base salaries using competitive market data. Although we do not have a defined peer group, we do consult available information from insurance and other companies of similar size and structure in analyzing base salaries and total compensation for our executive officers. For example, on an annual basis, our Human Resources Department uses a benchmarking survey titled “Insurance Salary Survey,” which is generated by a division of Riverside Consultants, Inc. We strive to pay competitive base salaries to our executive officers, but we generally do not seek to be above market in this component as we believe our annual bonus and long term incentive compensation programs more appropriately align our executives’ overall compensation with achievement of corporate objectives and individual goals.

We review the salaries of all executive officers on an annual basis, and more frequently in the event of promotions or other changes in responsibilities. Annual merit increases are typically effective retroactive to January 1 of each year after approval by the Compensation Committee in February. After the year concludes, our Chief Executive Officer evaluates each executive’s success relative to pre-defined objectives. The Compensation Committee then evaluates all officers’, including our Chief Executive Officer’s, performance as part of the annual salary and bonus review process. At the Committee’s February meeting, our Chief Executive Officer makes base salary and bonus recommendations to the Committee (for all executive officers other than himself) based on competitive market data, our underwriting and overall corporate operating results for the preceding accident year and each executive’s performance relative to his or her individual objectives, which are discussed on pages 15 and 16 of this Proxy Statement. After receiving the recommendations of our Chief Executive Officer with respect to the other executive officers and key managers, the Committee discusses the recommendations with our other Board members, deliberates, makes any necessary adjustments and approves final base salary and annual management bonus figures for all executive officers (including our Chief Executive Officer) and other key managers.

Annual Management Bonuses. We have had an annual management bonus program since 1990 that is designed to provide an equitable sharing of underwriting profits between managers and shareholders. In November 2006, our Board of Directors formally adopted our Management Bonus Plan. The Committee determines participation in the Management Bonus Plan upon recommendation of our Chief Executive Officer. An officer’s inclusion in the program one year does not guarantee his or her future participation. However, for the 2010 accident year bonus pool (with the first payments in 2011) and historically, our Chief Executive Officer has recommended and the Committee has approved the inclusion of all executive officers in the program.

The Committee is responsible for the administration of the Management Bonus Plan, which makes a substantial portion of each executive officer’s total compensation dependent on our underwriting profit as well as on pre-established performance objectives specific to each executive officer. The Committee, upon recommendation of our Chief Executive Officer determines the target incentive award for each participant (expressed as a percentage of base salary) at its February meeting each year. Target incentive awards for our Named Executive Officers range from 50% to 100% of their base salary. Where a participant falls in that range depends on the participant’s individual impact on our results, relative to the other participants. For each Named Executive Officer’s specific target bonus percentage, see “Compensation Discussion & Analysis—Specific Compensation of Named Executive Officers in 2010—Annual Management Bonuses” on page 18 of this Proxy Statement.

A threshold consideration for any bonus is whether we make an underwriting profit. If we do not make an underwriting profit for an accident year, then we have not historically paid any management bonuses for that accident year. Although some insurance companies consider investment results when determining actual corporate profitability, it has been our policy to reward managers through our annual bonus plan only when at least some underwriting profit is achieved. This is consistent with our corporate objective of underwriting discipline. Assuming a corporate underwriting profit is achieved, then, as with the annual base salary review, the Committee reviews the recommendations of our Chief Executive Officer related to the evaluation of each Named Executive Officer’s success in achieving individual performance objectives during the prior year.

For bonuses based on our Management Bonus Plan prior to the 2010 accident year, the annual bonus pool was calculated based on underwriting performance, using a predetermined formula applied to the underwriting profit that contained limits based on earned premium and combined ratio. Based on this version of the Management Bonus Plan, we made payments for a combined ratio (the measure of underwriting profit) below 100 based on a sliding scale that maximizes payments at a combined ratio of 90. A combined ratio above 100 indicates that an insurance carrier is paying out more in claims and expenses than it is taking in premiums. We only rewarded our managers when our insurance operations effectively controlled claim costs and expenses associated with our business. Maximizing payments at a combined ratio of 90 was proper because anything less would have, we believe, improperly encouraged our managers to forsake reasonable growth for profit or make decisions on expenses that may have been contrary to the interests of our policyholders, our company and our shareholders. For these bonuses, we made payments only on the first $100 million dollars of earned premium, with a difference in weighting between the first $30 million of earned premium and the next $70 million of earned premium.

On November 6, 2009, our Board approved an amendment to the Management Bonus Plan to set forth specific performance objectives, to revise the way the bonus pool as described above is calculated and to allow the aggregate of all awards made to participants for a performance period to exceed the amount of the bonus pool for that performance period. Commencing with the 2010 performance period, which is the 2010 accident year, the Compensation Committee may make awards to participants in excess of the amount of the bonus pool for such period. Target incentive awards under the revised Management Bonus Plan are subject to specific performance objectives and the Compensation Committee is responsible for subjectively determining whether a participant has attained his or her performance objectives upon review of the recommendations of our Chief Executive Officer. Performance objectives will include, without limitation and without any specific weighting being attributed to any objective, a portion of the underwriting profit, combined ratio, direct written premium versus plan or actual earned premium performance for our accident underwriting year or years. The Committee retains discretion in making adjustments to the bonus pool based on the participants’ performance.

The 2009 accident year bonus pool, the initial portion of which was paid out in March of 2010, was principally shared among 33 managers, including all of our Named Executive Officers. The 2010 accident year bonus pool, the initial portion of which was paid out in March of 2011, was principally shared among 37 managers, including all of our Named Executive Officers. With respect to executive officers and all other participants in the Management Bonus Plan, our Chief Executive Officer recommends to the Committee the allocation of the annual accident year bonus pool to each participant, considering the individual’s targeted bonus, contributions relative to his or her individual performance objectives and the performance of other participants relative to their individual objectives. As explained above, each of our Named Executive Officers has specific, measurable objectives set at the beginning of each calendar year related to their business unit or department performance. In January of the following year, each Named Executive Officer is evaluated on his or her performance relative to objectives. There is no specific weighting attributed to any one factor in the evaluation and these objectives are generally measured by substantial completion. Our Chief Executive Officer subjectively reviews the achievement of each Named Executive Officer’s objectives, considers their overall dispensing of their responsibilities as executives, and determines the amount of bonuses that should be paid. Our Chief Executive Officer may recommend an amount that is less than, equal to or in excess of the individual’s bonus target based on the individual’s performance. At the discretion of the Committee, individual officers may have a minimum bonus target percentage established. Mr. Gonzales’ bonus for the 2009 accident year, for which the first payment was made in 2010, was subject to a minimum percentage of 50% of his base salary, and was negotiated as a term of his hiring. After taking into account the Chief Executive Officer’s recommendations, the Committee discusses the recommendations with our other Board members, deliberates on the proposed allocations, then determines the Chief Executive Officer’s allocation of the annual accident year bonus pool and approves the final allocation to all participants. The Committee has the ability, and has exercised its discretion, to adjust a Named Executive Officer’s bonus based on the Committee’s own or the Chief Executive Officer’s recommendation. For bonuses based on both the 2009 accident year, the initial portion of which was paid out in 2010 and the 2010 accident year, the initial portion of which was paid out in 2011, the Committee did not exercise that discretion for any of the Named Executive Officers.

Mr. Michelson’s 2010 and 2009 objectives included the Company utilizing excess capital by closing on or proactively and strategically identifying and pursuing target acquisitions, continuing growth in the Company’s business components, achieving a return on shareholders’ equity target of 15% plus the rate of inflation, attainment of an overall sales plan of $410 million for 2009 and $400 million for 2010 in gross premium produced, achievement of a corporate after-tax profit plan of $39 million for 2009 and $37 million for 2010 and, to be judged on a subjective basis, overall company operating and financial performance.

Specific 2010 and 2009 individual objectives for Mr. Phillips included accountability for assigned products achieving a combined sales plan of $400 million for 2010 in gross premiums produced, pre-tax product-related profitability objectives of $37 million for 2009 and $35 million for 2010, ensuring that non-product departments achieve their departmental objectives, development of specified new product(s) during the years, active management of subordinate managers, involvement in and presence at appropriate sales, industry and association meetings, execution of certain project-based objectives, as well as continued improvement in underwriting processes and compliance initiatives.

Ms. McGraw’s 2010 and 2009 objectives included leading and managing our SEC and statutory filings processes, managing or assisting in strategic initiatives, serving as liaison to our Audit Committee and external auditors, continued promotion of financial process automation, active management of our finance and accounting functions, including ensuring that the functions are adequately staffed and trained, supporting and enhancing key regulatory, corporate governance and rating related obligations and relationships, and managing or assisting in corporate tax planning.

Specific 2010 and 2009 objectives for Mr. Monda included management of our investment portfolio within our investment policy guidelines including achievement of returns consistent with established benchmarks including Barclays Intermediate Aggregate Index, Merrill Lynch Preferred Stock, Agency and Treasury Indices, and S&P 500 Index, development and management of relationships with investment service vendors, active management of our investor relations function including managing relationships with analysts and responsiveness to investors, active management of the reinsurance function and corporate services functions and facilities, and administrative oversight of the internal audit function, including responsibility for enterprise risk management initiatives.

Mr. Gonzales’ 2010 and 2009 objectives included serving as our lead in-house legal counsel, supporting strategic business initiatives, management of our legal and regulatory compliance functions, serving as liaison to our Board of Directors, management of our corporate records, development of legal and regulatory staff and management of outside legal expenses.

For 2009 and 2010 performance, after reviewing the Chief Executive Officer’s recommendations and subjectively reviewing each Named Executive Officer’s performance to objectives, the Committee determined that each Named Executive Officer, including our Chief Executive Officer, substantially completed or complied with his or her stated objectives.

To be entitled to receive a bonus award, a participant must be employed by us when the bonus is paid. Therefore, the estimated bonus payouts for a given year are not considered to be individually earned by each participant until the bonus is paid in the following years. Historically, we paid the bonus amount for a particular accident year over a five-year period (50%, 35%, 5%, 5% and 5%). Commencing with the 2006 accident year bonus pool, with the first payments due in 2007, and on a going forward basis we pay bonus amounts over a three-year period (50%, 35% and 15%) with the possibility for additional payments in years four and five if accident year results develop favorably. We shortened the length of the payout period under our Management Bonus Plan (as well as our Goalshare incentive bonus plan for all other employees) as a result of a continued review of compensation practices as well as feedback on our 2006 Employee Survey. This multi-year payout structure allows accident year results to sufficiently mature, thereby helping to ensure we do not prematurely pay an executive for accident year results that develop unfavorably. This feature serves to automatically adjust an award to an executive if our key performance measure, underwriting profit, develops positively or negatively in future years. Each year, we examine the prior accident years in the Management Bonus Plan to determine the impact, if any, on the current year payouts. We believe this feature in our Management Bonus Plan would allow us to recover all or a portion of any award upon a restatement or other adjustment of performance measures.

Long Term Incentive Plan Awards. With the exception of awards made in connection with our initial public offering completed in February 2005, the Compensation Committee has historically approved Long Term Incentive Plan awards to officers only in connection with their initial employment or promotion. Prior to 2007, all of these awards had been in the form of stock options. The exercise price of our stock option awards granted since our initial public offering has been the closing market price on the date of grant, which is typically the date of the applicable officer’s hire or promotion unless a different price is established at the discretion of the Compensation Committee. Options only have value if the market price of our common stock increases after the grant date. The amount of each award is based upon the level of the officer. We do not currently have an annual or other regular grant process. We have historically recognized an individual with a meaningful award at the time of initial employment or promotion as an officer, rather than maintaining an annual grant process that has significant expense associated with it. We have not intentionally coordinated the grant of awards under our Long Term Incentive Plan with the release of material non-public information.

Incentive awards represent an important part of our performance-based compensation system. The Compensation Committee believes that our shareholders’ interests are served by aligning our executives’

interests with those of our shareholders through the award of incentive compensation like stock options and restricted shares. The Committee has several award alternatives under our Long Term Incentive Plan, including stock options, stock appreciation rights, performance units and shares, restricted shares, deferred shares and other similar awards. As discussed above, prior to 2007, the Committee had only granted stock options to officers. Options vest, with some exceptions, over a five-year period at a rate of 20% per year. In 2007, the Compensation Committee granted Mr. Michelson restricted shares upon his promotion to President and upon the Compensation Committee’s decision to appoint him as our Chief Executive Officer. In 2010, to further align Mr. Michelson’s interests with the interests of our shareholders, the Committee granted Mr. Michelson additional restricted shares and a stock bonus award as a portion of his incentive compensation.

Share Ownership Guidelines. After consultation with the Committee, we adopted share ownership guidelines for our executive officers in 2006. We believe these guidelines have historically more closely aligned our officers’ financial interests with those of our shareholders. According to the guidelines, it is suggested that within five years of becoming employed with us, officers own shares with a market value at least equal to: (1) in the case of the chief executive officer, president or any executive vice president—five times base salary; (2) in the case of any vice president—three times base salary; and (3) in the case of any assistant vice president—one times base salary. Vested option awards under our Long Term Incentive Plan have not historically counted under these guidelines.

Element	Michelson	McGraw	Phillips	Gonzales	Monda

Share Ownership Target (in shares) (1)	103,524	34,902	39,716	31,436	30,083
Total Share Ownership as of 2/28/11	189,039	200	48,000	—	47,600
Attainment Status	182.6%	0.6%	120.9%	—	158.2%

(1)	The market value was assumed to be $17.75 per share for 2010, and may be adjusted annually (or more frequently in the event of extraordinary changes). Mr. Gonzales has been a Vice President for approximately two years and as such, is not subject to meeting these guidelines.

Retirement Plan Contribution. In addition to the other forms of compensation described above, we also have the ability to make a discretionary retirement contribution to every employee’s, including our Named Executive Officers’, 401(k) plan account. In March 2010, each Named Executive Officer received an amount equal to $7,350 as a company contribution to their 401(k) account with the exception of Mr. Gonzales who received $5,470, prorated as a result of being employed with us for less than a full year in 2009. In March 2011, each Named Executive Officer received an amount equal to $7,350 as a company contribution to their 401(k) account.

Perquisites. We believe our Named Executive Officers are most effectively motivated by the more concrete forms of compensation noted above. We do, however, make limited use of certain perquisites to attract and retain our key executives and to support their ability to further our business objectives. All our Named Executive Officers have historically been eligible for our company car program. As part of our program, we have paid reasonable monthly auto payments, as well as gas and maintenance on the vehicles, and all vehicles have been covered by our corporate automobile insurance policy. In addition, all Named Executive Officers receive supplemental long term disability insurance and, as a supplemental health benefit, are eligible to receive additional short term disability payments if their paid time off (“PTO”) is exhausted while awaiting eligibility for long term disability. All officers, including subsidiary officers, also receive an additional five days of PTO annually. Finally, although there is no associated incremental cost, our executive officers also have occasional access to our corporate season tickets for sporting events. Our ticket allocation policy is generally seniority based, with a valid business purpose superseding any personal use by any employee, including by our Named Executive Officers.

In addition to the standard perquisites, Mr. Gonzales received additional perquisites that were negotiated as a term of his hiring. In 2010, Mr. Gonzales received an after-tax amount of $50,000 toward the documented loss on the sale of his home in Illinois. This home sale-related payment is contingent upon Mr. Gonzales remaining employed by us for three years following his initial date of hire. Should Mr. Gonzales voluntarily terminate his employment with us or be terminated for cause, which cause is defined in the terms of his employment offer, he will be required to repay this amount to us within 30 days of termination.

Amounts required to be reported for all perquisites are set forth in the Summary Compensation Table on page 21 and described more fully in the accompanying footnotes and narrative to that table. We have no other standard officer perquisites.

Employment Agreements. In 2007, we entered into an Employment and Non-Competition Agreement with Mr. Michelson. We entered into this agreement to help us ensure a successful transition of the position of Chief Executive Officer from our prior chief executive officer, Alan R. Spachman, to Mr. Michelson. In addition, we are a party to an Employee Retention Agreement with Mr. Michelson, which includes incentives for Mr. Michelson to stay employed with us for the long-term. We entered into this agreement in 1997 to secure Mr. Michelson’s employment and to retain his services. At the time and currently, we do not have any significantly long-term incentives for our executive management. Stock options granted to our executive management typically vest in five years or less, and there are no incentives with a term beyond five years. Therefore, we believed this agreement was necessary to retain Mr. Michelson for a longer period than five years. These agreements are described in detail under the section titled “Potential Payments Upon Termination or Change in Control” on page 25. None of our other Named Executive Officers are parties to any types of employment agreements.

Tax and Accounting Considerations

Cash compensation, such as base salary and annual management bonuses, is taxable as ordinary income when earned. Deferrals under tax-qualified plans, such as our 401(k) plan, do not affect our current tax deduction. Management and the Compensation Committee are aware of Section 162(m) of the Internal Revenue Code, which generally limits the deductibility of executive pay in excess of one million dollars, and which specifies the requirements for the “performance-based” exemption from this limit. The Compensation Committee has the opportunity to review with our senior management any potential tax implications before making decisions regarding compensation. When reviewing preliminary recommendations, and in connection with approving the terms of a long term incentive award, the Committee may also consider the accounting implications of a given award, including the estimated expense and/or dilutive considerations. We believe the compensation paid to our Named Executive Officers in 2010 is fully deductible.

Specific Compensation of Named Executive Officers in 2010

Annual Base Salaries. The Compensation Committee approved annual base salaries for the Named Executive Officers that it considered appropriate for each officer’s position and responsibilities. Prior to its February 2010 meeting, the Committee reviewed the recommendations of our Chief Executive Officer with respect to both corporate objectives and specific individual performance objectives of each executive officer. The Committee deliberated, accepted the recommendations of our Chief Executive Officer and then formally approved the 2010 salaries for the Named Executive Officers, noting that the 2010 salary increases ranged from $5,570 to $7,499 over 2009 base salaries.

Annual Management Bonuses. The Compensation Committee, working with Mr. Spachman and our Chief Executive Officer, administered the annual bonus program for 2009 and 2010 for all Named Executive Officers. Our Named Executive Officers had the following bonus targets (expressed as a percentage of their base salary) for the 2009 and 2010 accident years: Mr. Michelson—100%; Ms. McGraw—50%; Mr. Phillips—50%; Mr. Monda—50%; Mr. Gonzales—50%. The bonus targets for each Named Executive Officer reflect their respective individual impact on our financial results and individual performance objectives. As negotiated as a term of his hiring, Mr. Gonzales’ 2009 accident year bonus was guaranteed to not be less than his target percentage and his 2009 and 2010 accident year bonus payout schedules are unique as to other participants. These terms were negotiated in an effort to recruit a general counsel with a substantial number of years of industry specific experience. Mr. Gonzales’ bonus for the 2009 accident year was subject to an accelerated payment schedule, (70% in 2010 and 30% in 2011), and his bonus for the 2010 accident year will be paid out over a period of three years as with other participants, but at 60% in 2011, 30% in 2012 and 10% in 2013 (versus other participants who have a payout schedule of 50% in 2011, 35% in 2012 and 15% in 2013), so long as he is employed by us on the dates of payment. According to the terms of Mr. Michelson’s employment agreement, we will set his target bonus at 100% of his base salary for each year during the term of the agreement.

As previously discussed, our Chief Executive Officer recommends to the Committee the allocation of the annual accident year bonus pool to each participant, considering the individual’s targeted bonus, contributions relative to his or her individual performance objectives and the performance of other participants relative to their individual objectives. There is no specific weighting attributed to any one factor in the evaluation and these objectives are generally measured by substantial completion. Our Chief Executive Officer subjectively reviews the achievement of each Named Executive Officer’s objectives, considers their overall discharge of their responsibilities as executives, as well as any corporate objectives applicable for the accident year and determines the amount of bonuses that should be paid, and the Committee reviews such determinations.

In February of 2010, for the 2009 accident year bonus pool, our Chief Executive Officer subjectively determined that each Named Executive Officer substantially completed his or her objectives. The Committee reviewed the determinations and recommendations of our Chief Executive Officer with respect to both corporate objectives and specific individual performance objectives of each executive officer. The Committee deliberated, accepted the recommendations of our Chief Executive Officer and then formally approved percentage allocations of the 2009 accident year bonus pool for the Named Executive Officers as follows: Mr. Michelson—16.9% ($349,830); Ms. McGraw—5.7% ($117,990); Mr. Phillips—7.5% ($155,250); Mr. Monda—3.5% ($72,450). Mr. Gonzales’ 2009 accident year bonus was guaranteed to be a minimum of $90,000 per the terms of his hiring, as noted above. Amounts for the 2009 accident year bonus pool are paid over a three-year period, with the exception of Mr. Gonzales’ 2009 accident year bonus as explained above, with 50% of the amount paid in March 2010 as described above under “Specific Elements of Our Compensation Program—Annual Management Bonuses.”

Similar to the prior year, in February of 2011, for the 2010 accident year bonus pool, our Chief Executive Officer subjectively determined that each Named Executive Officer substantially completed his or her objectives. The Committee reviewed the determinations and recommendations of our Chief Executive Officer with respect to both corporate objectives and specific individual performance objectives of each executive officer. The Committee deliberated, accepted the recommendations of our Chief Executive Officer and then formally approved estimated total payouts for the 2010 accident year bonus pool for the Named Executive Officers as follows: Ms. McGraw—$159,136, Mr. Phillips—$231,274, Mr. Monda—$144,276, and Mr. Gonzales—$151,571. Mr. Michelson’s minimum target percentage was established pursuant to his employment agreement, as discussed elsewhere in this proxy statement. After consideration by the Committee, Mr. Michelson’s 2010 accident year bonus was approved by the Committee in the amount of $602,700. Subject to adjustment due to development in 2010 accident year results, approved amounts will be paid in the following installments: 50% in 2011, 35% in 2012 and 15% in 2013 for all Named Executive Officers except Mr. Gonzales, as stated above. Payment of this bonus is contingent upon the participant being employed with us on the date of payment and is not considered individually earned until paid.

Long Term Incentive Plan Awards. In March of 2010, Mr. Michelson received 9,000 shares of our common stock in the forms of a stock bonus of 4,500 shares (1,438 of which were forfeited to cover taxes, resulting in Mr. Michelson receiving 3,062 shares) and a restricted share award of 4,500 shares, of which 2,700 shares vested on March 2, 2011 and 1,800 shares will vest on March 2, 2012, contingent upon Mr. Michelson being employed with us on the date of vesting. The Committee granted the stock bonus and restricted share awards to Mr. Michelson to further align his interests with the interests of our shareholders. The Committee intended for the stock bonus and restricted share award to operate similar to our Management Bonus Plan payouts, with the stock bonus serving as the first 50% payout in March of 2010 for performance in the 2009 accident year, and 35% and 15% (or 2,700 shares and 1,800 shares) to vest in March of 2011 and 2012, respectively.

Perquisites. The amounts paid as perquisites to each Named Executive Officer are detailed in the “All Other Compensation” column and related footnotes of the Summary Compensation Table.

Change of Control Payments

Long Term Incentive Plan. Our Long Term Incentive Plan provides for accelerated benefits to participants in the event of a change of control. Such acceleration is within the Committee’s sole discretion. With respect to all stock option and restricted share awards granted under the Long Term Incentive Plan since our initial public offering, the Committee has exercised this discretion by including a provision in each award agreement requiring the acceleration of awards in the event of a change in control in the company. Generally, a change in control will be deemed to have occurred if (1) any person or group becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities (subject to certain exceptions), (2) there is a change in the majority of our Board of Directors, (3) certain corporate reorganizations take place where the existing shareholders do not retain more than 51% of the combined voting power of the outstanding securities or (4) our shareholders approve a complete liquidation or dissolution. We chose these change in control triggers based on an evaluation of market practices at the time we implemented our Long Term Incentive Plan, tempered by the fact that more than 50% of our common shares are held by one shareholder.

Management Bonus Plan. In order to provide additional protection to our Named Executive Officers (and other participants), our Management Bonus Plan provides for the accelerated payment of awards in the event of certain termination of employment scenarios triggered by a Change in Control, as defined under our Long Term Incentive Plan described above. For a further description of the potential payments due upon a change in control under the Management Bonus Plan, see the section of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control” beginning on page 25.

Employment Agreement with Mr. Michelson. On March 12, 2007, we entered into an employment agreement with Mr. Michelson as part of our succession planning process. We based the “Change of Control” definition used in this employment agreement on the definition included in our Long Term Incentive Plan described above. For a description of the terms of those employment agreements, see the section of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control” beginning on page 25.

Employee Retention Agreement with Mr. Michelson. Although no benefits are accelerated upon a change in control, any successor entity must assume our obligations to Mr. Michelson under the Employee Retention Agreement. For a description of the terms of this agreement, see the section of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control—Employee Retention Agreement with Mr. Michelson” beginning on page 25.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Donald D. Larson, Chairman
Joseph E. (Jeff) Consolino
Theodore H. Elliott, Jr.
Keith A. Jensen

SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the annual and long-term compensation earned by our principal executive officer, our principal financial officer and the next three highest paid executive officers for the year ended December 31, 2010. Throughout the Proxy Statement, we refer to these officers together as our “Named Executive Officers.”

						Non-Equity
						Incentive Plan
				Stock	Option	Compensation	All Other
		Salary	Bonus	Awards	Awards	($)	Compensation
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (4)	(5)(8)(9)	($) (6)	Total ($)

David W. Michelson,	2010	$367,509	$—	$162,810	$—	$357,525	$25,625	$913,469
President and Chief	2009	360,010	—	—	—	334,554	22,291	716,855
Executive Officer	2008	350,000	—	—	—	262,435	26,395	638,830

Julie A. McGraw,	2010	206,502	—	—	—	134,138	17,955	358,595
Vice President, Treasurer	2009	200,002	—	—	—	123,532	16,478	340,012
and Chief Financial Officer	2008	190,424	—	—	—	109,288	19,771	319,483

Terry E. Phillips,	2010	234,988	—	—	—	176,386	22,616	433,990
Senior Vice President	2009	228,011	—	—	—	183,881	18,769	430,661
	2008	220,194	—	—	—	173,739	21,919	415,852

Arthur J. Gonzales	2010	185,994	—	—	—	86,562	105,842	378,398
Vice President, Secretary and	2009	156,231	25,000	—	102,400	—	42,268	325,899
General Counsel	2008	—	—	—	—	—	—	—

Gary N. Monda,	2010	177,993	—	—	—	105,818	19,492	303,303
Vice President and Chief	2009	172,423	—	—	—	106,603	18,592	297,618
Investment Officer	2008	172,424	—	—	—	112,578	23,113	308,115

(1)	Mr. Gonzales’ 2009 salary shown in this column represents the prorated amount of his $180,000 annual salary for 2009 that was paid based upon his February 17, 2009 date of hire.
(2)	Amount in this column represents a one-time guaranteed bonus payment to Mr. Gonzales paid upon his initial hire as our Secretary and General Counsel on February 17, 2009.
(3)	Represents the aggregate grant date fair value of a restricted share award made in 2010, as computed under FASB ASC 718.
(4)	Represents the aggregate grant date fair value with respect to both incentive and nonqualified stock options granted in 2008, 2009, and 2010 in accordance with FASB ASC 718. For a discussion of the assumptions used in the valuation, see Note 8 to the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(5)	This column reflects the amounts earned by the Named Executive Officers under the Management Bonus Plan for accident years 2005-2009 and is discussed further in the “Compensation Discussion and Analysis—Specific Elements of our Compensation—Annual Management Bonuses” section in this Proxy Statement.
(6)	The amounts in the All Other Compensation column are comprised of the following compensation items:

		Perquisites	Company
		and Other	Contributions
		Personal	to Retirement
	Year	Benefits ($)(7)	Plan ($)	Total ($)

David W. Michelson	2010	$18,275	$7,350	$25,625
	2009	16,541	5,750	22,291
	2008	17,958	8,437	26,395
Julie A. McGraw	2010	10,605	7,350	17,955
	2009	10,728	5,750	16,478
	2008	11,334	8,437	19,771
Terry E. Phillips	2010	15,266	7,350	22,616
	2009	13,019	5,750	18,769
	2008	13,482	8,437	21,919
Arthur J. Gonzales	2010	100,372	5,470	105,842
	2009	42,268	—	42,628
	2008	—	—	—
Gary N. Monda	2010	12,142	7,350	19,492
	2009	12,842	5,750	18,592
	2008	14,676	8,437	23,113

(7)	Perquisites and other personal benefits include car allowances and supplemental long term disability insurance. Mr. Gonzales’ after-tax amounts also include $50,000 toward the documented loss on the sale of his home in Illinois, and approximately

$42,000 related to closing costs on this home. All perquisites are further discussed in the “Compensation Discussion and Analysis—Specific Elements of our Compensation Program—Perquisites” section in this Proxy Statement.
(8)	Excluded from this column are estimated payouts for the 2010, 2009 and 2008 accident year results that will be paid contingent upon the employee’s continued employment with us over a three year period (50%, 35% and 15%), with the exception of Mr. Gonzales who will receive his 2009 bonus on an accelerated payment schedule (70%, 30%). Mr. Gonzales was employed by us effective February 2009 and therefore was not eligible for a bonus for accident years 2007 and 2008. Estimated payouts for these accident year results, which are subject to adjustment for development of accident year results, are as follows:

	2010	2009	2008

David W. Michelson	$602,700	$360,000	$349,830
Julie A. McGraw	159,136	146,561	117,990
Terry E. Phillips	231,274	169,461	150,250
Arthur J. Gonzales	151,571	123,660	—
Gary N. Monda	144,276	112,210	72,450

(9)	Non-equity incentive plan compensation paid in 2010 related to accident years 2005 and 2007-2009. All named executive officers listed below satisfied the performance condition for these bonuses by being employed by us in 2010 when bonuses were paid. Ms. McGraw was employed by us effective January 9, 2006 and therefore was not eligible for a bonus for accident year 2005. Mr. Gonzales joined the Company in February 2009 and therefore was not eligible for a bonus for accident years 2005, 2007 and 2008. The 2010 bonus payments are comprised of the following accident year results:

	AY 2009	AY 2008	AY 2007	AY 2005	Total

David W. Michelson	$180,000	$122,441	$41,918	$13,166	$357,525
Julie A. McGraw	73,280	41,297	19,561	—	134,138
Terry E. Phillips	84,730	54,338	27,014	10,304	176,386
Arthur J. Gonzales	86,562	—	—	—	86,562
Gary N. Monda	56,105	25,358	18,630	5,725	105,818

GRANTS OF PLAN-BASED AWARDS

					All Other
					Stock
					Awards:
					Number of	Grant
		Estimated Future Payouts Under			Securities	Date Fair
		Non-Equity Incentive Plan Awards			Underlying	Value of
	Grant	Threshold ($)		Maximum	Options	Stock
Name	Date	(1)	Target ($)	($)	(#)(4)	Awards ($)

David W. Michelson	(2)	$0	$367,509	(3)	9,000	$162,810
Julie A. McGraw	(2)	0	103,251	(3)	—	—
Terry E. Phillips	(2)	0	164,492	(3)	—	—
Arthur J. Gonzales	(2)	0	92,997	(3)	—	—
Gary N. Monda	(2)	0	88,997	(3)	—	—

(1)	Our Management Bonus Plan, as discussed in further detail in the “Compensation Discussion and Analysis—Specific Elements of our Compensation Plan—Annual Management Bonuses” section in this Proxy Statement, does not guarantee a bonus; therefore the threshold is zero. Payment of bonuses is contingent upon the participant being employed with us on the date of payment and therefore bonuses are not considered individually earned until paid.
(2)	There is no grant date for the non-equity incentive plan awards made under our cash-based Management Bonus Plan.
(3)	The Management Bonus Plan does not set a maximum amount that could be paid to a Named Executive Officer. In the 2010 plan, there was $2.7 million available for potential bonus payments to all plan participants. Accordingly, the maximum that any one person could be paid would theoretically be $2.7 million, although this would mean that no other participants in the Management Bonus Plan would receive a bonus payment.
(4)	Amount in this column represents Mr. Michelson’s 4,500 share stock bonus, which was fully vested at the grant date, and the 4,500 share restricted stock award, which were both granted on March 2, 2010. 2,700 shares of the restricted stock award vested on March 2, 2011, with the remaining 1,800 shares scheduled to vest on March 2, 2012.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE
AND GRANTS OF PLAN-BASED AWARDS TABLE

Non-Equity Incentive Plan Awards

Our bonuses are tied to underwriting performance measured on an accident-year basis and are adjusted annually. Bonuses are payable over a three-year period for accident years 2010-2007 and are paid over a five-year period for accident years 2006 and prior. The recipient must be employed when the bonus is paid in order to be entitled to receive such bonus award.

Each year, our Named Executive Officers are given a target bonus percentage of their base salaries. For 2010, target percentages were as follows: Mr. Michelson—100%, Ms. McGraw—50%, Mr. Phillips—50%, Mr. Monda—50%, and Mr. Gonzales—50%. Actual payouts are reflected in the Summary Compensation Table. The Compensation Committee determined actual bonus percentages for the 2010 accident year and reviewed the recommendations of the Chief Executive Officer, which were based off of both corporate objectives and specific individual performance objectives. The actual estimated total payouts for 2010 accident year results are as follows: Mr. Michelson—$602,700, Ms. McGraw—$159,136, Mr. Phillips—$231,274, Mr. Monda—$144,276, and Mr. Gonzales—$151,571. This bonus, subject to adjustment due to the development of 2010 accident year results, will be paid in the following installments; 50% in 2011, 35% in 2012 and 15% in 2013, with the exception of Mr. Gonzales, whose bonus is subject to a unique payment schedule as stated previously, contingent upon the Named Executive Officer’s employment with us on the date of payment. The terms of our Management Bonus Plan are discussed in detail in the “Compensation Discussion and Analysis—Specific Elements of our Compensation Program—Annual Management Bonuses” section on page 14 of this Proxy Statement.

Stock Bonus and Restricted Share Awards

The amount in the “Stock Awards” column of the Summary Compensation table represent special time-based restricted share awards and a stock bonus award granted to Mr. Michelson under our Long Term Incentive Plan in 2010. In March of 2010, Mr. Michelson received 9,000 shares of our common stock in the forms of a stock bonus of 4,500 shares (1,438 of which were forfeited to cover taxes, resulting in Mr. Michelson receiving 3,062 shares) and a restricted share award of 4,500 shares, of which 2,700 shares vested on March 2, 2011, and 1,800 shares will vest on March 2, 2012, contingent upon Mr. Michelson being employed with us on the on the date of vesting. Pursuant to the terms of our Long Term Incentive Plan, restricted share awards have dividend and voting rights equivalent to those of our other outstanding common shares. Additionally, restricted share awards allow for the grantee to surrender a portion of the common shares that become vested to pay for any tax withholding obligation. The vesting schedule for the restricted share awards is included in footnote 3 to the Outstanding Equity Awards at Fiscal Year-End table.

Employment Agreement

The targets and compensation amounts we pay to Mr. Michelson in salary, bonus and perquisites were determined according to his respective employment agreements. For further discussion of this employment agreement, see the “Potential Payments Upon Termination or Change in Control” section on page 25 of this Proxy Statement.

Risk Assessment of Compensation Policies and Procedures

Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our Named Executive Officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option /SAR Awards					Stock Awards
			Equity
			Incentive
			Plan
			Awards:				Market
	Number of	Number of	Number of				Value
	Securities	Securities	Securities			Number of	of Shares
	Underlying	Underlying	Underlying			Shares or	or Units
	Unexercised	Unexercised	Unexercised			Units of	of Stock
	Options/SARs	Options/	Unearned	Option	Option	Stock That	That
	(#)	SARs (#)	Options/	Exercise	Expiration	Have Not	Have Not
Name	Exercisable (1)	Unexercisable (2)	SARs (#)	Price ($)	Date	Vested (#) (3)	Vested ($) (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

David W. Michelson	40,000	—		$13.50	2/2/2015	84,000	$1,798,440
	20,000	20,000		19.79	8/15/2015	4,500	96,345
Julie A. McGraw	31,800	8,000		21.81	1/9/2016
Terry E. Phillips	38,000	—		13.50	2/2/2015
	20,000	15,000		19.79	8/15/2015
Gary N. Monda	35,000	—		13.50	2/2/2015
Arthur J. Gonzales	8,000	32,000		22.95	2/17/2019

(1)	This column includes stock options that were fully exercisable at December 31, 2010.
(2)	These stock options vest according to the following schedule:

	January 1,				Total
	2011	2012	2013	2014	Options

David W. Michelson	20,000	—	—	—	20,000
Julie A. McGraw	8,000	—	—	—	8,000
Terry E. Phillips	15,000	—	—	—	15,000
Gary N. Monda	—	—	—	—	—
Arthur J. Gonzales	8,000	8,000	8,000	8,000	32,000

(3)	These shares vest according to the following schedule:

								Total Number
	2011	2012	2013	2014	2015	2016	2017	of Shares

David W. Michelson	14,700	13,800	12,000	12,000	12,000	12,000	12,000	88,500

(4)	The value of restricted shares that have not vested is calculated by multiplying the number of the non-vested shares by $21.41, the closing market price of our common shares at December 31, 2010.
(5)	12,000 shares vest on January 1 of each year shown in the table above, while 2,700 and 1,800 shares vest on March 2, 2011 and 2012, respectively.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($) (1)

David W. Michelson	—	—	12,000	$208,605
Julie A. McGraw	—	—	—	—
Terry E. Phillips	—	—	—	—
Gary N. Monda	—	—	—	—
Arthur Gonzales	—	—	—	—

(1)	Represents the number of shares of stock acquired upon vesting multiplied by the market value of the underlying shares on the vesting date ($16.96).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Named Executive Officers’ employment may be terminated under several possible scenarios. In certain of these scenarios, our plans, agreements, arrangements or typical practices would provide severance benefits in varying amounts to the executive. We have an Employment and Non-Competition Agreement with Mr. Michelson, our current President and Chief Executive Officer. We also have an Employee Retention Agreement with Mr. Michelson. In addition, our Long Term Incentive Plan and Management Bonus Plan each provide for the acceleration of awards and vesting upon a change in control or a termination following a change in control. These plans do not discriminate as to scope or terms in favor of our Named Executive Officers, but awards under these plans are made to a very limited group of senior management employees. All terms are generally applicable to all participants in such plans.

The following narrative discussion summarizes the various agreements or arrangements that could provide benefits to one of our Named Executive Officers upon a termination or change in control.

Employment Agreement with Mr. Michelson

On March 12, 2007, we entered into an Employment and Non-Competition Agreement with Mr. Michelson pursuant to which he agreed to serve as our President and Chief Operating Officer. We included a copy of Mr. Michelson’s agreement as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006. Effective January 1, 2008, we amended Mr. Michelson’s agreement to account for his promotion to Chief Executive Officer. We included a copy of the amendment to Mr. Michelson’s agreement as an exhibit to our Current Report on Form 8-K filed on January 4, 2008. Although we have summarized key provisions in this discussion, shareholders are encouraged to read the entire documents for additional detail.

The initial term of Mr. Michelson’s employment agreement was from January 1, 2007 through January 2, 2009, after which the term continues unless and until one party gives the other 90 days advance written notice of termination. The original agreement in place during 2007 provided for a base salary of $300,000 per year at the outset and a bonus equal to 100% of Mr. Michelson’s base salary in accordance with the terms of our Management Bonus Plan. Effective as of January 1, 2008, we promoted Mr. Michelson to Chief Executive Officer and, in connection with the promotion, amended his agreement to increase his base salary to $350,000 per year, subject to review and potential increase but not decrease and to provide that he will receive an annual bonus with a target equal to 100% of his base salary for each year, as long as he remained employed by us, subject to the terms and conditions of our Management Bonus Plan. The agreement provides for certain perquisites during its term (car allowance and standard office perquisites), paid time off and participation by Mr. Michelson in our Long Term Incentive Plan and benefit plans in effect from time to time. The agreement also subjects Mr. Michelson to non-competition and non-solicitation covenants.

If Mr. Michelson’s employment is terminated by us without cause, upon Mr. Michelson’s death or disability, or by Mr. Michelson for good reason, we will pay and provide to Mr. Michelson (1) his base salary at the rate in effect immediately before the termination through the first anniversary of his termination date, (2) prior year bonuses as if he were actively employed through the scheduled date of payment, (3) a pro rata portion of any bonus he would have received under the Management Bonus Plan had his employment continued through the year of termination and (4) full vesting of any unvested stock options.

The terms “cause” and “good reason” are each defined in the agreement. Cause means (1) a conviction of a felony, (2) dishonesty or willful misconduct that is materially detrimental or adverse to our best interests, (3) violation of non-competition or non-solicitation covenants or (4) abandonment or continuing neglect of duties. Good reason means (1) a material reduction in base salary, (2) a decrease of a target bonus opportunity below 100% of Mr. Michelson’s base salary, (3) a significant reduction of his duties, responsibilities or position or (4) a material change in his principal place of employment.

Employee Retention Agreement with Mr. Michelson

We currently have an Employee Retention Agreement with Mr. Michelson, a copy of which is included as an exhibit to our Current Report on Form 8-K filed on January 4, 2008. Under the terms of this agreement, if

Mr. Michelson remains employed by us until June 1, 2012 (subject to extension for any period of time Mr. Michelson is unable to perform his duties due to temporary disability), then he shall receive a one-time lump sum of $1,000,000. If Mr. Michelson voluntarily resigns (other than for total disability) or is terminated for due cause prior to June 1, 2012, then all benefits under the agreement are forfeited. The term “due cause” is defined in the agreement to mean incompetent performance of his duties.

If Mr. Michelson resigns due to total disability prior to the June 1, 2012, he or his beneficiary shall be entitled to receive the full amount of his benefit commencing on January 1, 2023. If Mr. Michelson is discharged for other than due cause prior to June 1, 2012, his rights to obtain the $1,000,000 are subject to a vesting schedule, with full vesting occurring on January 1, 2013. As of January 1, 2011, Mr. Michelson is 70% vested in this benefit. In the event of such a termination without due cause, Mr. Michelson would be entitled to receive, on June 1, 2012, the amount vested as of the date of his termination. However, if Mr. Michelson is terminated without due cause and then dies prior to June 1, 2012, then his benefits and our obligations under the agreement cease immediately. If Mr. Michelson is not terminated but dies before June 1, 2012, we will pay his beneficiary the sum of $150,000 annually over the next 10 years, commencing on the first day of the month following Mr. Michelson’s death.

Our subsidiary, National Interstate Insurance Agency, Inc. (also a party to the Employee Retention Agreement with Mr. Michelson), has purchased a variable whole life insurance policy that would support our funding obligations under this agreement in the event of Mr. Michelson’s death. Mr. Michelson is the insured under the policy; National Interstate Insurance Agency, Inc. is the owner and beneficiary.

Long Term Incentive Plan

Our Long Term Incentive Plan may provide for the acceleration of the lapse of restrictions on restricted shares, and the acceleration of vesting of stock option awards, upon a change in control, death, disability, retirement or hardship. The change in control triggers are described in the section titled “Compensation Discussion & Analysis—Change of Control Payments” on page 20 of this Proxy. Although such acceleration is not automatic, since our initial public offering, the Compensation Committee has exercised its discretion to include this acceleration mechanism in each stock option and restricted share award agreement with all participants, including our Named Executive Officers. We do not make payments to any Named Executive Officer under the Long Term Incentive Plan if he or she would receive the same payment under another agreement.

Management Bonus Plan

In the event of a change in control and if prior to the first anniversary of the change in control we terminate a participant’s employment other than for cause or a participant terminates his or her employment for good reason, then we will pay to such participant a lump sum cash distribution of his or her unpaid bonus awards within 10 days following the date of his or her termination of employment. This amount is prorated if the change in control and termination occur during a performance period (and after the applicable awards have been established for such period). Mr. Michelson receives these payments under his employment agreements, as described in the table below.

The terms “cause” and “good reason” are defined in the Management Bonus Plan. Cause means (1) a material failure to perform duties, (2) commission of a felony or any crime involving dishonest acts or (3) a breach of fiduciary duties or a material violation of any corporate governance and ethics policies. Good reason means (1) a material reduction in base salary, (2) a material reduction of authority, duties or responsibilities or (3) a material change in the participant’s principal place of employment.

The following table summarizes the amounts payable under the agreements and plans described above to a named executive officer upon termination under specified circumstances or upon a change in control, assuming such triggering event occurred on December 31, 2010.

	David W.	Julie A.	Terry E.	Arthur J.	Gary N.
Event	Michelson	McGraw	Phillips	Gonzales	Monda

Michelson’s Employment Agreement
Termination without Cause, upon death or disability, or by Mr. Michelson for Good Reason (1)	$1,403,525	N/A	N/A	N/A	N/A

Michelson’s Employee Retention Agreement
Termination other than for Due Cause before June 1, 2012 (2)	$600,000	N/A	N/A	N/A	N/A
Resignation due to disability prior to June 1, 2012 (3)	$1,000,000	N/A	N/A	N/A	N/A
Death prior to June 1, 2012 (4)	$1,500,000	N/A	N/A	N/A	N/A

Long Term Incentive Plan(5)
Change in Control, death, disability, retirement or hardship—acceleration of vesting of stock options and the lapse of restrictions on restricted shares (6)	$1,894,785	$—	$24,300	$—	$—
Management Bonus Plan
Termination other than for Cause or by named executive officer for Good Reason within one year following a Change in Control (7)	N/A	$250,115	$339,292	$188,669	$211,249

(1)	This amount represents Mr. Michelson’s salary and bonus. In addition, Mr. Michelson’s amount includes the acceleration of vesting of stock options and prior year bonuses under the Management Bonus Plan. The value of stock options reported in this table represents the difference between the exercise price of the participant’s stock options and $21.41, the closing market price of our common shares at December 31, 2010, multiplied by the number of unvested options held by the participant on December 31, 2010.
(2)	This amount represents the amount that would be due to Mr. Michelson, subject to the terms of his agreement, upon termination at December 31, 2010. Under his employee retention agreement, Mr. Michelson vested in $700,000 of his retention benefit as of January 1, 2010. We therefore had $700,000 accrued at December 31, 2010 for Mr. Michelson for financial reporting purposes. Mr. Michelson will not receive any of these benefits if he is discharged for reasons other than due cause and dies before June 1, 2012.
(3)	Mr. Michelson would be entitled to receive this amount on January 1, 2023.
(4)	This aggregate amount would be paid in $150,000 increments on the first day of the month following Mr. Michelson’s death and on each anniversary thereafter for a total of ten years.
(5)	The value of restricted shares reported in this table is calculated by multiplying the number of the restricted shares by $21.41, the closing market price of our common shares at December 31, 2010. The value of stock options reported in this table represents the difference between the exercise price of the participant’s stock options and $21.41, the closing market price of our common shares at December 31, 2010, multiplied by the number of unvested options held by the participant on December 31, 2010. Ms. McGraw’s and Mr. Gonzales’ stock options were not in-the-money at December 31, 2010 and, therefore, their current amount is zero. Mr. Monda’s stock options were fully vested as of January 1, 2010 and, therefore, his current amount is zero.
(6)	Mr. Michelson’s total includes the lapse of restrictions on restricted shares under the Long Term Incentive Plan. Mr. Michelson’s acceleration on vesting of stock options is included under “Michelson’s Employment Agreement” as discussed in footnote 1.
(7)	Mr. Michelson’s prior year bonuses payable under the Management Bonus Plan are included in his employment agreement totals.

2010 DIRECTOR COMPENSATION

	Fees Earned or Paid	All Other
Name	in Cash ($)	Compensation	Total ($)

Joseph E. (Jeff) Consolino (1)	$55,000	$—	$55,000
Theodore H. Elliott, Jr.	51,000	—	51,000
Gary J. Gruber (2)	—	—	—
Keith A. Jensen (2)	—	—	—
James C. Kennedy (2)	—	—	—
Vito C. Peraino (2)	—	—	—
Donald D. Larson (2)	—	—	—
David W. Michelson	—	—	—
Joel Schiavone	49,000	—	49,000
Alan R. Spachman (3)	83,000	42,350	125,350

(1)	Mr. Consolino’s receives his quarterly retainer in common shares in lieu of cash pursuant to an annual election.
(2)	These directors do not receive compensation for their participation on our Board of Directors because they are either employed by our parent company, Great American Insurance Company or American Financial Group, Inc. Great American Insurance Company is a wholly-owned subsidiary of American Financial Group, Inc. Mr. Kennedy retired from our Board of Directors during 2010 and was an employee of American Financial Group, Inc.
(3)	Amounts represent Mr. Spachman’s retainer for service as Chairman of the Board ($65,000), certain expenses including office expenses, expenses related to health, life, dental and disability coverage, vehicle related expenses and country club dues ($35,000) and meeting fees. Mr. Spachman also received $7,350 for retirement plan contributions.

Each independent director receives an annual retainer of $30,000. The Chairman of the Board receives an annual retainer of $65,000. The chairperson of the Audit Committee receives an additional $10,000 retainer and independent directors, who are members of the Audit Committee, receive an additional $5,000 retainer. If an independent director, the chairperson of the Compensation Committee receives an additional $5,000 annual retainer and the chairperson of the Nominating/Governance Committee receives an additional $2,500 retainer. The chairperson of the Steering Committee does not receive a retainer in addition to meeting fees, but does receive $2,000 for each committee meeting attended in person and $1,000 for each committee meeting attended via telephone. Independent directors receive $2,000 for each Board meeting attended in person and $1,000 for each Board meeting attended via telephone. Independent directors receive $1,000 for each committee meeting attended regardless of whether attendance is in person or via telephone. The independent directors and chairperson of the Steering Committee do not receive multiple fees if a committee holds a meeting on the same day or within one day of a Board meeting, but do receive multiple fees if multiple days of committee meetings occur not within one day of a Board meeting. We will continue to reimburse independent directors for reasonable travel expenses incurred in connection with their services as directors, and any director who is also our employee or an employee of American Financial Group, Inc. or Great American Insurance Company will not receive any compensation for serving as a director or committee member.

Our independent directors are eligible to receive awards, such as stock options and restricted shares under our Long Term Incentive Plan for their services as directors. Our Board of Directors will determine such grants upon recommendation from the Compensation Committee. In 2010, the Committee did not issue any awards under the Long Term Incentive Plan to any director. Throughout 2010 we paid Mr. Consolino his quarterly board retainer in fully vested common shares in lieu of cash, pursuant to his written election. Our independent directors may elect on an annual basis to receive their board retainers in common shares in lieu of cash. The ability for our independent directors to make such an election was originally approved by the full Board of Directors in 2006 and is reconsidered annually. We value the shares as of the close of the last trading day of each calendar quarter. We pay any fractional share amounts in cash.

CORPORATE GOVERNANCE, COMMITTEE DESCRIPTIONS AND REPORTS

The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating/Governance Committee and a Steering Committee. Below are general descriptions of the primary responsibilities of these four board committees. To review the full text of the Charter for each of the Audit Committee, Compensation Committee and Nominating/Governance Committee, investors should access the Corporate Governance page on our corporate Investor Relations website at http://invest.natl.com. We will provide a copy of any Committee Charter to any investor free of charge upon written request.

Audit Committee

The Audit Committee performs the following functions, among others:

•	recommends the appointment of our independent registered public accounting firm;

•	reviews the results and scope of the independent registered public accounting firm’s audit and the services provided by the independent registered public accounting firm;

•	reviews compliance with legal and regulatory requirements;

•	evaluates our audit and internal control functions and

•	ensures the integrity of our financial statements.

The Audit Committee is comprised of the following three independent Directors: Mr. Elliott, Mr. Schiavone and Mr. Consolino, who serves as the chairperson of the Audit Committee. The Audit Committee met five times in 2010. The Board of Directors has determined that all of the members of the Audit Committee are independent in accordance with Nasdaq Global Select Market’s listing standards and Securities and Exchange Commission regulations. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flows statements. The Board of Directors has determined that Mr. Consolino is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations.

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s financial statements. The Audit Committee is currently comprised of three Directors and operates under a written charter, which is posted on the Company’s website at http://invest.natl.com. One of the primary responsibilities of the Audit Committee is to oversee the Company’s financial and accounting management and the independent registered public accounting firm. The Committee is also responsible for advancing the professional and ethical conduct of the Company’s directors and officers.

It is the responsibility of management and the independent registered public accounting firm to ensure that adequate internal controls are in place and that financial reports are completed in conformity with generally accepted accounting principles. The financial statements are the responsibility of the Company’s management. The independent registered public accounting firm is responsible for expressing an opinion on these financial statements and on the internal controls over financial reporting based on their audit. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. It is also not the responsibility of the Audit Committee to set or determine the adequacy of the Company’s reserves.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements and the audit of internal control over financial reporting with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Section AU 380, “Communications with Audit Committees.”

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board and disclosures required by the Audit Committee Charter, and the Committee discussed with the independent registered public accounting firm that firm’s independence. As part of its discussions, the Committee determined that Ernst & Young LLP was independent of the Company.

Based on the Committee’s discussions with management and the independent registered public accounting firm, and the Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

March 4, 2011	Members of the Audit Committee:

Joseph E. (Jeff) Consolino, Chairman Theodore H. Elliott, Jr. Joel Schiavone

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies that require its approval for any audit and non-audit services to be provided to us by our independent registered public accounting firm. The Audit Committee delegated authority to the Committee Chairman to approve certain non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided with respect to the de minimus waiver process provided by rules of the Securities and Exchange Commission.

Nominating/Governance Committee

The Nominating/Governance Committee performs the following functions, among others:

•	develops criteria for Director selection;

•	recommends to the full Board of Directors the Director-nominees to stand for election at Annual Meetings of Shareholders; and

•	recommends to the Board of Directors our corporate governance principles.

The Nominating/Governance Committee is comprised of the following four Directors: Mr. Gruber, Mr. Peraino, Mr. Larson and Mr. Schiavone. Mr. Schiavone is the only independent member of this Committee. We are not required to have a majority of independent directors on our Nominating/Governance Committee as would otherwise be required by the rules of the Nasdaq Global Select Market because of the “controlled company” exemption from these rules that applies to companies where more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Mr. Gruber serves as chairperson of the Nominating/Governance Committee. The Committee reported at full Board meetings, and met once independently during 2010.

Effective October 29, 2010, James C. Kennedy retired from the Board of Directors of the Company, and Mr. Peraino was appointed to the Board of Directors in the position vacated by Mr. Kennedy. Mr. Peraino has also been appointed to serve on the Nominating/Corporate Governance Committee, filling the position vacated by Mr. Kennedy, and Mr. Gruber, a member of the committee since it was formed in 2005, has been appointed committee chairman.

Our Nominating/Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members as needed and recommending to the Board director-nominees for the next Annual Meeting of Shareholders. The charter of the Nominating/Governance Committee is available on our corporate Investor Relations website at http://invest.natl.com. The Nominating/Governance Committee will recommend nominees for directorship to the Board in accordance with the principles in its charter. When considering an individual candidate’s suitability for the Board, the Nominating/Governance

Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment and availability and willingness to take the time necessary to properly discharge the duties of a director. The Committee will make its determinations on whether to nominate an individual based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. While the Committee does not have a formal policy with respect to the consideration of diversity in identifying director nominees, it does consider diversity when evaluating potential nominees, including differences in viewpoint, background, experience and skills. The Committee will have no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. The Committee evaluates each candidate utilizing the same criteria, whether such candidate was nominated by the Board or a shareholder.

The Nominating/Governance Committee did not seek, nor did it receive the recommendation of any of the director candidates named in this Proxy Statement from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates. The Nominating/Governance Committee did not pay any fee to a third party to assist it in identifying or evaluating nominees.

Compensation Committee

The Compensation Committee performs the following functions, among others:

•	discharges the Board of Directors’ responsibilities relating to establishing and/or approving compensation of our Directors and executive officers;

•	administers our equity compensation programs, including our Long Term Incentive Plan;

•	produces an annual report on executive compensation for inclusion in our Proxy Statement;

•	reviews corporate goals and objectives relative to executive compensation;

•	evaluates our chief executive officer’s performance in light of corporate objectives and

•	sets our chief executive officer’s compensation based on the achievement of corporate objectives.

The Compensation Committee is comprised of the following four Directors: Mr. Elliott, Mr. Jensen, Mr. Larson and Mr. Consolino. Mr. Elliott and Mr. Consolino are independent in accordance with Nasdaq Global Select Market’s listing standards and are outside directors under the definitions of Section 162(m) of the Internal Revenue Code. Mr. Larson serves as chairperson of the Compensation Committee. The Committee met one time independent of the full Board in 2010. Our Compensation Committee meets every February independent from the Board and more frequently as necessary with respect to compensation matters. The Committee has also acted in connection with regularly scheduled Board meetings to address a specific compensation matter or other topics required by its Charter. We have established processes and procedures for the consideration and determination of executive officer and director compensation. Our Chief Executive Officer works closely with the Compensation Committee by making recommendations for base salary, annual incentive bonus, and long term incentive awards for our other executive officers. The Compensation Committee has broad authority with respect to compensation matters. It reviews the recommendations of our Chief Executive Officer, deliberates and makes any necessary adjustments, and approves all compensation elements for our executive officers, including for our Chief Executive Officer. We have followed a similar process in establishing compensation for our independent directors. The Compensation Committee does not delegate its authority to other persons, although it adopted a standing resolution in November 2005 approving the grant of stock options to purchase a specified number of shares (20,000) to any newly hired assistant vice president, our lowest tier of officer. Such a grant must be in accordance with the terms of the resolution, our long term incentive plan and our standard award agreements. Effective with our 2009 annual meeting of shareholders, the independent members of our Compensation Committee approve any grant of stock options, as required by Section 162(m) of the Internal Revenue Code. To date, neither our management nor the Compensation Committee has engaged a compensation consultant.

Steering Committee

The Steering Committee performs the following functions, among others:

•	reviews and approves our primary corporate operating objectives and annual operating plans;

•	monitors our compliance with our primary operating objectives; and

•	evaluates our overall effectiveness in meeting our annual operating plans and objectives.

The Steering Committee is comprised of the following four Directors: Mr. Spachman, Mr. Jensen, Mr. Larson and Mr. Schiavone. Mr. Spachman serves as chairperson of the Committee. Decisions by the Steering Committee will be advisory in nature and recommendations of the Committee will be subject to full Board review and approval. The Steering Committee was established in early 2010 and met six times independent of the full Board.

Executive Sessions

Our independent directors meet regularly in executive session.

Board Structure and Risk Oversight

Currently, Mr. Michelson serves as our Chief Executive Officer and Mr. Spachman serves as the Chairman of our Board. Mr. Michelson also serves as a member of our Board. Our Board does not have a policy on whether or not the roles of chief executive officer and chairman should be separate. Instead, our Board has the authority to choose its chairman in any way it deems best for us at any given point in time. Accordingly, our Board reserves the right to vest the responsibilities of the chief executive officer and chairman in the same person or in two different individuals depending on what it believes is in our best interest. At this time, our Board has determined that separation of these roles most appropriately suits us. Mr. Spachman is uniquely qualified to serve as our Chairman given his historical leadership of our Board, his long history with us, including his history as our founder and former chief executive officer, and his skills and experience in the insurance industry. Further, our Board believes that this division of roles allows Mr. Michelson to focus more of his efforts toward the management of our business. Our Board believes that there is no single leadership structure that would be most effective in all circumstances and, therefore, retains the authority to modify our Board’s structure to best address our circumstances as and when appropriate.

Our management is primarily responsible for assessing and managing our exposure to risk. Our Board is involved on an ongoing basis in the general oversight of our material identified enterprise-related risks. Each of our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and General Counsel, with input as appropriate from other members of management, report and provide relevant information directly to our Board on various types of identified, material operational, financial, investment, legal and business risks to which we are or may be subject, as well as mitigation strategies for certain key identified material risks. These reports, information and strategies are then reviewed, approved and monitored on an ongoing basis by our Board. The role of our Board in our risk oversight processes has not affected our Board leadership structure or our day-to-day management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are party to several agreements with Great American Insurance Company, our largest shareholder, relating to reinsurance and underwriting. The terms of these agreements, as described below, were negotiated by us and Great American Insurance Company. We believe that the terms of these agreements are comparable to those that we could obtain from independent third parties. We are also a party to certain reinsurance treaties with Validus Reinsurance, Ltd., a subsidiary of Validus Holdings, Ltd., as further described below. Additionally, we previously entered into an agreement with Great American Insurance Company and Alan Spachman, our Chairman, relating to registration rights and rights of first refusal to buy back their shares in certain circumstances. Our Board of Directors has approved the terms of these agreements.

Reinsurance, Underwriting and Other Arrangements

Effective November 1, 1989, we became a party with Great American Insurance Company to an Underwriting Management Agreement pursuant to which we agreed to underwrite and service policies of insurance related to public commercial transportation and recreation vehicles for a fee. Currently, under the terms of the agreement, we pay Great American Insurance Company a fee based on a percentage ranging from 1.5% to 3.0% of written premiums. The written premiums totaled approximately $3.9 million in 2010. During 2010, the fees we paid to Great American Insurance Company under this agreement were approximately $0.1 million. Great American Insurance Company participates in our excess of loss treaties for public transportation, truck and Hawaii general commercial business. In 2010, premiums and losses ceded to Great American Insurance Company under these treaties totaled $2.2 million and $2.9 million, respectively. We, Great American Insurance Company and its affiliated insurance companies are also parties to a Reinsurance Agreement dated November 1, 1989 pursuant to which we assume all of the risk and exposure on the polices we administer under the terms of the Underwriting Management Agreement. We anticipate that these agreements will remain in force under the same terms and conditions for the foreseeable future. However, pursuant to its terms, the Underwriting Management Agreement may be terminated without cause by either party from time to time and is terminable immediately (but not automatically) upon termination of the related reinsurance treaty or if we no longer employ Mr. Spachman. To date, Great American Insurance Company has not exercised its right to terminate the Underwriting Management Agreement on the basis of Mr. Spachman no longer being employed by us, and we do not expect Great American Insurance Company to do so. Additionally, Great American Insurance Company, or its parent American Financial Group, Inc., perform certain services for us without charge including, without limitation, actuarial services and on a consultative basis internal audit, legal, accounting and other support services. We believe, based on discussions with Great American Insurance Company that these services will continue to be provided from the affiliated entity in the future.

Validus Reinsurance, Ltd. participates on one of our property quota share reinsurance treaties and on one of our catastrophe excess of loss reinsurance treaties. In 2010, premiums ceded to Validus Reinsurance, Ltd. under these treaties totaled approximately $670,000. These treaties were negotiated at arms length through an independent reinsurance broker as part of our customary reinsurance evaluation and placement process. Our Director and Audit Committee chair, Mr. Consolino, is the president and chief financial officer of Validus Holdings, Ltd., the parent of Validus Reinsurance, Ltd. We consider the amounts ceded under these agreements to be immaterial and such amounts are below the independence threshold under Nasdaq Global Select Market listing standards.

Registration Rights Agreement and Right of First Refusal

Upon the completion of our initial public offering, we entered into an agreement with Great American Insurance Company and our Chairman, Alan R. Spachman, pursuant to which we granted each of them registration rights in exchange for our right of first refusal to buy back their shares in connection with certain proposed sales of their common shares. Our right of first refusal will be triggered by any gift, bequest, sale, exchange, transfer, assignment or other disposition of all or any portion of the common shares owned, whether beneficially or of record, by either of Mr. Spachman or Great American Insurance Company, other than the transfer of shares (1) in a charitable gift or a bequest, without consideration, so long as the number of common shares transferred to one person or group of related persons as a result of such gift or bequest or series of related gifts or bequests is less than 10.0% of our total issued and outstanding common shares immediately prior to such gift, (2) pursuant to an underwriting agreement, a purchase agreement or similar arrangement to which we, Great American Insurance Company and/or Mr. Spachman are party relating to an underwritten public offering of our common shares, (3) in a public or privately negotiated sale, so long as, to the knowledge of the selling shareholder, each purchaser in such negotiated sale or series of negotiated sales, either alone or as a member of a group of related or affiliated purchasers, will not be the beneficial owner of 10.0% or more of our total issued and outstanding common shares immediately following such sale, (4) pursuant to a tender offer or exchange offer approved or recommended by at least two-thirds of our shareholders or (5) to any trust or other entity, for financial planning or estate planning purposes, without consideration, the primary beneficiary of which is Mr. Spachman or his lineal descendants.

Review, Approval or Ratification of Transactions with Related Parties

We have established procedures for reviewing transactions between us and our directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures help us evaluate whether any such related person transaction could impair the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Our Audit Committee charter specifically requires the Audit Committee to review and approve all related party transactions and to further consider and review possible conflicts of interest of current or former directors and executive officers. In addition, our Code of Ethics and Conduct requires our directors, executive officers and all employees to provide full disclosure of the circumstances surrounding any potential conflict of interest and refrain from any related decision making process. Directors and officers must provide this full disclosure to our General Counsel and the Audit Committee.

To capture all relevant information with respect to such transactions, we annually require each of our directors and executive officers to complete a Code of Ethics and Conduct Acknowledgement form as well as a Director and Officer Questionnaire that, among other things, elicits information about related person transactions. Our General Counsel reviews the information disclosed in these documents, and reviews any unique circumstances potentially involving a related party transaction with our chief financial officer, other members of management and the Audit Committee, as warranted. The Audit Committee, often working with the full Board, reviews any specific fact patterns as required.

NOMINATIONS AND SHAREHOLDER PROPOSALS

In accordance with our Amended and Restated Code of Regulations (the “Regulations”), the only director candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. We will give shareholders a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given our Secretary at least 60 days and not more than 90 days prior to the Annual Meeting date written notice setting forth or accompanied by (1) the name and residence of the shareholder and of each nominee specified in the notice, (2) a representation that the shareholder was a holder of record of our voting shares and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (3) the consent of each such nominee to serve as director if so elected.

Our proxy materials for the 2011 Annual Meeting of Shareholders will be mailed on or about March 28, 2011. The proxy form used by us for the Annual Meeting typically grants authority to the presiding officer to determine in his discretion whether business sought to be brought before any annual meeting or special meeting of the shareholders is properly presented at the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2012 Annual Meeting of Shareholders, it must be received by us by February 13, 2012. Additionally, a shareholder may submit a proposal for consideration at the 2011 Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Section 8(c) of the Regulations. In general Section 8(c) provides that, to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 60 nor more than 90 days prior to the Annual Meeting date.

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received on or before the close of business on the 120th calendar day prior to the mailing date for next year’s Annual Meeting of Shareholders or approximately November 29, 2011. We suggest that all proposals be sent by certified mail, return receipt requested.

Our proxies for the 2011 Annual Meeting of Shareholders will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Section 8(c). For business to be properly requested by a shareholder to be brought before the 2011 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of Section 8(c), not just the timeliness requirements set forth above.

COMMUNICATIONS WITH DIRECTORS

Our Board of Directors has adopted procedures for shareholders to send written communications to an individual director or the Board as a group. Shareholders should clearly address such communications either to the Board of Directors or any or all of the non-management directors, at the election of the shareholder, and send to the following, who will forward any communications so received:

National Interstate Corporation
Secretary
3250 Interstate Drive
Richfield, Ohio 44286

CODE OF ETHICS AND CONDUCT

Our Board of Directors adopted a Code of Ethics and Conduct applicable to our directors, officers and employees. The Code of Ethics and Conduct is available on our Investor Relations website at http://invest.natl.com and upon written request to our Secretary, the address of whom is set forth immediately above. We intend to disclose amendments and any waivers to the Code of Ethics on our website.

3250 Interstate Drive • Richfield, Ohio 44286

www.nationalinterstate.com

National Interstate

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IMPORTANT ANNUAL MEETING INFORMATION

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Annual Meeting Proxy Card

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1. Election of Class I Directors:

	For	Withhold
01 - Joseph E. (Jeff) Consolino	☐	☐
02 - Theodore H. Elliott, Jr.	☐	☐
03 - Gary J. Gruber	☐	☐
04 - Donald D. Larson	☐	☐
05 - David W. Michelson	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Date (mm/dd/yyyy) — Please print date below. / /

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Signature 2 — Please keep signature within the box.

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National Interstate Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR the election of nominees as director and FOR Proposals 2 and 3. No recommendation is being made by the Board of Directors on Proposal 4. For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2011. 4. Say When on Pay — An advisory vote on the approval of the frequency of shareholder votes on executive compensation. For Against Abstain 3. Say on Pay — An advisory vote on the approval of executive compensation. 5. In their discretion, to vote upon such other business as may properly come before the meeting. 1 Yr 2 Yrs 3 Yrs Abstain Annual Meeting Proxy Card IMPORTANT ANNUAL MEETING INFORMATION 01 — Joseph E. (Jeff) Consolino 04 — Donald D. Larson 02 — Theodore H. Elliott, Jr. 05 - David W. Michelson 03 — Gary J. Gruber 1. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

PROXY — NATIONAL INTERSTATE CORPORATION YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. . This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 28, 2011 The undersigned hereby appoints Julie A. McGraw and Arthur J. Gonzales, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of National Interstate Corporation held of record by the undersigned on February 28, 2011, at the Annual Meeting of Shareholders to be held on April 28, 2011 at 9:00 A.M., or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present (and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the corporation). Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 28, 2011 is hereby acknowledged. This proxy, when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy holders will, except to the extent they exercise their discretion to cumulate votes in the election of directors, vote FOR the nominees described in Proposal 1, FOR Proposals 2 and 3 and ABSTAIN for Proposal 4. If cumulative voting is invoked, by a shareholder through proper notice to the corporation, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable. PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE — NO POSTAGE NECESSARY